EXHIBIT 99.1

Kentucky First Federal Bancorp

Hazard, Kentucky, Frankfort, Kentucky, Danville, Kentucky and Lancaster, Kentucky

For Immediate Release February 7, 2023

Contact: Don Jennings, President, or Clay Hulette, Vice President

(502) 223-1638

216 West Main Street

P.O. Box 535

Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq: KFFB), the holding company (the “Company”) for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Kentucky, Frankfort, Kentucky, announced net earnings of $374,000 or $0.04 diluted earnings per share for the three months ended December 31, 2022, compared to net earnings of $482,000 or $0.06 diluted earnings per share for the three months ended December 31, 2021, a decrease of $108,000 or 22.4%. Net earnings were $747,000 or $0.09 diluted earnings per share for the six months ended December 31, 2022, compared to net earnings of $1.1 million or $0.13 diluted earnings per share for the six months ended December 31, 2021, a decrease of $303,000 or 28.9%.

The decrease in net earnings for the quarter ended December 31, 2022 was primarily attributable to higher non-interest expense, higher income taxes, and lower non-interest income, which were partially offset by increased net interest income. Non-interest expense increased $136,000 or 7.2% to $2.0 million for the quarter ended December 31, 2022, due primarily to higher employee compensation and benefits, as well as higher auditing and accounting costs. Employee compensation and benefits costs increased quarter to quarter chiefly due to general salary increases as well as lower expense in the prior year quarter related to the defined benefit pension plan. Income taxes increased $56,000 to $113,000 for the quarter just ended, which had an effective income tax rate of 23.2%. Non-interest income decreased $31,000 or 31.0% to $69,000 for the recently ended quarter due primarily to decreased net gains on sales of loans. Interest rates have risen significantly since March 2022, which has resulted in a reduced demand for long-term fixed rate loans, which the Company routinely sells to the FHLB of Cincinnati after they are originated. Net interest income increased $115,000 or 4.9% to $2.4 million for the quarter just ended compared to the prior year quarter, as interest income increased at a faster pace than interest expense. Interest income increased $350,000 or 12.6% to $3.1 million, while interest expense increased $235,000 or 52.5% and totaled $683,000 for the three months ended December 31, 2022. The increase in interest income period-to-period was due primarily to increased average rate earned on interest-earning assets, as the average rate earned increased 49 basis points to 3.88% for the period. Interest expense increased period-to-period due primarily to increased average rate paid on funding sources as the average rate paid increased 36 basis points to 1.02% for the three-month period ended December 31, 2022.

The decrease in net earnings on a six-month basis was primarily attributable to lower non-interest income, increased provision for loan losses, and higher non-interest expense, which were partially offset by increased net interest income and lower income taxes. Non-interest income decreased $161,000 or 49.1% and totaled $167,000 for the recently-ended six month period, primarily due to decreased net gains on sales of loans. The Company recorded provision for loan losses of $113,000 for the six-month period ended December 31, 2022, compared to no provision for the prior year period. Management determined that a $113,000 provision for loan loss was prudent in light of the relatively large increase in the loan portfolio during the period. Loans, net, increased $24.4 million or 8.9% and totaled $299.0 million at December 31, 2022, compared to $274.6 million at June 30, 2022. Non-interest expense increased $83,000 or 2.1% to $4.0 million for the six months ended December 31, 2022. Net interest income increased $42,000 or 0.9% to $4.9 million, as interest income increased at a faster pace than interest expense for the six months just ended. Interest income increased $261,000 or 4.5% to $6.0 million for the semi-annual period just ended, while interest expense increased $219,000 or 23.9% and totaled $1.1 million for the six months ended December 31, 2022. The increase in interest income period-to-period was due primarily to increased average rate earned on interest-earning assets, as the average rate earned increased 27 basis points to 3.77% for the period. Interest expense increased period-to-period due primarily to increased average rate paid on funding sources as the average rate paid increased 19 basis points to 0.87% for the six-month period ended December 31, 2022.

At December 31, 2022, assets totaled $335.4 million, an increase of $7.3 million or 2.2%, compared to $328.1 million at June 30, 2022. The increase in assets was attributed primarily to increases in loans, net and investment securities. Loans, net increased $24.4 million or 8.9%, and totaled $299.0 million at December 31, 2022, while investment securities increased $3.0 million or 28.0% and totaled $13.8 million. Cash and cash equivalents decreased $18.2 million or 70.4% to $7.7 million at December 31, 2022. Liabilities increased $7.7 million or 2.8% and totaled $283.7 million at December 31, 2022 due to an increase in advances, which totaled $73.2 million at December 31, 2022, an increase of $39.2 million or 115.0% compared to June 30, 2022. Advances were used to offset a decrease in deposits, which totaled $209.4 million at December 31, 2022, a decrease of $30.5 million or 12.7% at the end of the period.

At December 31, 2022, the Company reported its book value per share as $6.34. The change in shareholders’ equity was primarily associated with net profits for the period, less dividends paid on common stock and common stock repurchased for treasury purposes less unrealized loss on available-for-sale investments, net of income tax effect.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company, changes in the securities markets and the Risk Factors described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended June 30, 2022. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association of Hazard, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank of Kentucky, which operates three banking offices in Frankfort, Kentucky, two banking offices in Danville, Kentucky and one banking office in Lancaster, Kentucky. Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB. At December 31, 2022, the Company had approximately 8,139,695 shares outstanding of which approximately 58.1% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Balance Sheets
(In thousands, except share data)	December 31,	June 30,
	2022	2022
ASSETS
Cash and cash equivalents	$7,654	$25,823
Investment Securities	13,843	10,816
Loans available-for sale	-	152
Loans, net	298,964	274,583
Real estate acquired through foreclosure	10	10
Goodwill	947	947
Other Assets	13,959	15,749
Total Assets	$335,377	$328,080
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$209,383	$239,857
FHLB Advances	73,228	34,066
Other Liabilities	1,125	2,132
Total liabilities	283,736	276,055
Shareholders’ Equity	51,641	52,025
Total liabilities and shareholders’ equity	$335,377	$328,080
Book value per share	$6.34	$6.38
Tangible book value per share	$6.23	$6.26
Outstanding shares	8,139,695	8,154,695

Condensed Consolidated Statements of Income
(In thousands, except share data)
	Six months ended December 31,		Three months ended December 31,
	2022	2021	2022	2021

Interest Income	$6,016	$5,755	$3,131	$2,781
Interest Expense	1,136	917	683	448
Net Interest Income	4,880	4,838	2,448	2,333
Provision for Losses on Loans	113	-	-	-
Non-interest Income	167	328	69	100
Non-interest Expense	3,958	3,875	2,030	1,894
Income Before Income Taxes	976	1,291	487	539
Income Taxes	229	241	113	57
Net Income	$747	$1,050	$374	$482
Earnings per share:
Basic and Diluted	$0.09	$0.13	$0.04	$0.06
Weighted average outstanding shares:
Basic and Diluted	8,152,477	8,216,836	8,150,718	8,217,207